Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Alison van Harskamp Vice President, Director of Communications Susquehanna Bancshares, Inc. 717-625-6260, communications@susquehanna.net

Susquehanna Bancshares, Inc. and Minotola National Bank

Announce Definitive Merger Agreement

LITITZ, PA AND VINELAND, NJ – (November 14, 2005) Susquehanna Bancshares, Inc. (“Susquehanna”) (NASDAQ: SUSQ) and Minotola National Bank (“Minotola”) today announced the signing of a definitive merger agreement pursuant to which Susquehanna will acquire Minotola in a stock and cash transaction valued at $165 million.

Minotola National Bank, with total assets of $623 million, has 14 branch locations in southern New Jersey, stretching from the suburbs of Philadelphia to the Atlantic Coast. The transaction, unanimously approved by the boards of directors of both companies, will nearly double Susquehanna’s New Jersey presence. Upon completion of the transaction, Susquehanna will have total New Jersey deposits of over $1.2 billion.

“Minotola provides us with a tremendous opportunity to expand our franchise into high-growth markets in southern New Jersey,” said Susquehanna’s Chairman, President and Chief Executive Officer William J. Reuter. “Minotola’s profitability and solid deposit base will enable Susquehanna to enter the region with a strong market presence. We plan to broaden the business offerings of Minotola’s branches to include some of our business offerings, including our asset management, trust and investment and insurance businesses. We believe this expansion will enhance the success of the combined organization.”

Under the terms of the merger agreement, for each share of Minotola stock held, a Minotola shareholder may elect to receive either $3,226 in cash, 134 common shares of Susquehanna or a combination thereof such that 30 percent of the Minotola shares would be exchanged for cash, and 70 percent would be exchanged for Susquehanna common stock. Based upon the stated value of $3,226 per share, the transaction price represents 204% of Minotola’s book value as of September 30, 2005, 25.3 times last twelve months earnings per share and a 17.2% core deposit premium. It is anticipated that the transaction will be completed by April 30, 2006, pending regulatory approvals and the approval of shareholders of Minotola. Susquehanna expects to achieve 30 percent cost savings through the reduction of administrative and operational redundancies. The transaction is anticipated to be accretive to earnings per share in 2006.

Dennis W. DiLazzero, Minotola National Bank’s President and Chief Executive Officer, said, “Susquehanna shares the same principles of maintaining a profitable and innovative banking franchise devoted to unparalleled customer service that Minotola has employed for over 90 years. We look forward to joining the team at Susquehanna and providing an increased array of products and services to our customers and communities. This transaction offers great value to our shareholders and customers today and for years to come.”

Minotola National Bank will become the Minotola Region of Susquehanna Patriot Bank, Susquehanna’s bank subsidiary in New Jersey and eastern Pennsylvania. As part of the transaction, Minotola President and CEO Dennis W. DiLazzero will become Chief Operating Officer of Susquehanna Patriot Bank. Additionally, Minotola Senior Lending Officer William R. Plick will become the Regional Lending Head of the Minotola Region of Susquehanna Patriot Bank. One Minotola director will be added to the Susquehanna Bancshares Board of Directors, and two will be added to the Susquehanna Patriot Bank Board of Directors.

Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.5 billion. It provides financial services through its subsidiaries at 156 locations in the mid-Atlantic region. In addition to its current three commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

Minotola National Bank, established in 1913, is an FDIC insured, full-service national bank in southern New Jersey. Minotola offers a full line of commercial services, including lending, leasing, cash management, credit card payment processing, international banking services and internet banking.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the closing of the transaction, the timing and success of business plans, the broadening of business offerings and integration efforts once the transaction is complete, Susquehanna’s expectations or ability to realize growth, cost savings and efficiencies through the acquisition of Minotola and the impact of the transaction on Susquehanna’s business and financial operations. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Minotola or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Susquehanna intends to file with the SEC a proxy statement/prospectus and other relevant materials in connection with the merger. The proxy statement/prospectus will be mailed to the shareholders of Minotola. Investors and security holders of Susquehanna and Minotola are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Susquehanna, Minotola and the merger.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Susquehanna with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Susquehanna by contacting Abram G. Koser, Vice President, Investor Relations, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543.

Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.